Exhibit 99.1

News Release

Pioneer Natural Resources Company Provides 2015 Operational Update and Preliminary 2016 Capital Program

Dallas, Texas, January 5, 2016 – Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or the “Company”) today provided an operational update for 2015, including increasing fourth quarter 2015 and full-year 2015 production guidance, and provided preliminary 2016 capital spending and production guidance.

Fourth Quarter 2015 and Full-Year 2015 Operational Update

Pioneer expects fourth quarter 2015 production to be between 213 thousand barrels equivalent per day (MBOEPD) to 215 MBOEPD, which is above the top end of the Company’s previously announced production forecast of 206 MBOEPD to 211 MBOEPD. The increase in production guidance is driven by the Company’s strong Spraberry/Wolfcamp horizontal drilling program, which continues to deliver better than expected horizontal well results across the Company’s large acreage position.

During the fourth quarter, Pioneer placed 44 Spraberry/Wolfcamp horizontal wells on production as expected, including 35 wells in the Company’s northern acreage and nine wells in the Company’s southern Wolfcamp joint venture area. The completion optimization program was expanded at the end of the third quarter of 2015 to include an additional 50 horizontal wells as a result of the strong production exhibited by the Company’s initial 26-well completion optimization program. Almost all of the Spraberry/Wolfcamp wells completed during the fourth quarter benefited from the Company’s continuing completion optimization program.

Of the 35 wells placed on production in the northern acreage, 22 wells targeted the Wolfcamp B interval and are on average tracking 30% to 40% above a type curve that represents estimated ultimate recoveries (EURs) of one million barrels oil equivalent (MMBOE) over the life of the well. Eleven Lower Spraberry Shale wells were also placed on production during the quarter. Early production results from these 11 Lower Spraberry Shale wells are on average tracking EURs between 800 thousand barrels oil equivalent (MBOE) to one MMBOE over the life of the well. An additional two Wolfcamp A interval wells were recently placed on production. In the southern Wolfcamp joint venture area, the Company placed nine horizontal wells on production during the fourth quarter. Early production from the Wolfcamp B (eight wells) interval wells and Wolfcamp A (one well) interval well are on average tracking a one MMBOE EUR type curve. The Company will provide additional details regarding the completion optimization program during its fourth quarter earnings call on February 11, 2016.

As a result of the Company’s better-than-expected well performance during the fourth quarter, Pioneer now expects full-year 2015 production growth of 12% compared to 2014, an increase from previous guidance of 11%. The Company expects that its full-year 2015 capital budget expenditures will remain consistent with its previously forecast budget of $2.2 billion (excluding acquisitions, asset retirement obligations, capitalized interest and geological and geophysical G&A).

As a result of the Company’s successful 2015 drilling program, Pioneer expects that its 2015 drillbit finding and development cost and reserve replacement percentage (excluding negative price revisions) will be $10 per barrel oil equivalent (BOE) to $14 per BOE and in excess of 200%, respectively.

Fourth Quarter 2015 Earnings Update

The Company’s fourth quarter 2015 outlook for certain operating and financial items is provided below.

Production costs are expected to average $11.00 per BOE to $13.00 per BOE. Depreciation, depletion and amortization (DD&A) expense is expected to average $21.50 per BOE to $23.50 per BOE. Total exploration and abandonment expense is expected to be less than $25 million.

General and administrative expense is expected to be $80 million to $85 million, interest expense is expected to be $45 million to $50 million and other expense is expected to be $40 million to $50 million. Other expense includes $18 million to $20 million for stacked drilling rig charges. Accretion of discount on asset retirement obligations is expected to be $3 million to $5 million.

During the fourth quarter of 2015, Pioneer may also recognize unusual noncash impairment charges related to reducing the carrying value of its (i) proved oil and gas properties by $800 million to $1.0 billion (principally related to reducing the carrying value of its Eagle Ford Shale assets as a result of low oil, gas and natural gas liquids prices) and (ii) pipe inventory by $50 million to $70 million, as the inventory is not expected to be used primarily as a result of eliminating vertical well drilling. The preliminary estimate of impairment charges is subject to the completion of the Company’s financial closing procedures. Accordingly, these results are subject to change.

The Company’s effective income tax rate is expected to range from 35% to 40%. Current income taxes are expected to be $10 million to $20 million and are primarily attributable to alternative minimum taxes that remain to be recognized as a result of the Eagle Ford Shale midstream sale.

Preliminary 2016 Capital Program

Pioneer expects to continue operating 18 horizontal rigs in the Spraberry/Wolfcamp (14 horizontal rigs in the Northern Spraberry/Wolfcamp and four horizontal rigs in the Southern Wolfcamp joint venture area) during 2016 because well returns in this area continue to be good in the current commodity price environment. Due to capital efficiency improvements, including increasing well productivity and a decrease of approximately 25% in drilling and completion capital costs compared to 2014, which is a function of service cost reductions and drilling and completion efficiency gains, wells averaging EURs in excess of 1.3 MMBOE with estimated costs of $8 million generate internal rate of returns in excess of 30% using current oil and gas commodity strip prices.

The Company’s horizontal rig count in the Eagle Ford Shale is being reduced from six rigs in 2015 to four rigs in January 2016, and could potentially decrease further as the year progresses if low commodity prices continue to adversely affect well returns.

Pioneer’s preliminary 2016 production growth forecast is 10% to 15% compared to 2015. The Company continues to forecast compound annual production growth of 15%+ (oil growth of 20%+) over the 2016 through 2018 period, assuming the addition of two rigs to three rigs per year during 2017 and 2018.

Pioneer’s preliminary 2016 capital program is expected to be $2.4 billion to $2.6 billion (excluding acquisitions, asset retirement obligations, capitalized interest, and geological and geophysical G&A). This program is expected to be funded from forecasted operating cash flow, cash on the balance sheet at year-end 2015 (excluding the proceeds from the December 2015 bond offering that will be used to repay or repurchase the bonds maturing in 2016 and 2017) and $500 million in proceeds to be received July 1st as a result of completing the sale of the Company’s Eagle Ford Shale midstream business in 2015.

Pioneer’s strong derivatives positions help protect the Company’s cash flow. Current derivatives coverage for forecasted oil production is approximately 85% and 20% for 2016 and 2017, respectively. Derivatives coverage for forecasted gas production is approximately 70% for 2016. During the fourth quarter, the Company converted an additional 26,000 barrels of oil per day (BOPD) of three-way collar derivative positions for the first half of 2016 to swaps. In total, the Company now has 35,000 BOPD of production for the first half of 2016 covered with swaps at an average price of $60 per barrel and the remaining 65,500 BOPD of its first half of 2016 derivative position covered with three-way collars at an average short put price of $43, an average put price of $63 and an average call price of $73. For the second half of 2016, the Company has 112,000 BOPD of three-way collar derivative positions at an average short put price of $47, an average put price of $65 and an average call price of $76.

Scott D. Sheffield, Chairman and CEO, stated, “The performance from our Spraberry/Wolfcamp horizontal drilling program continues to be outstanding. Our strong balance sheet, strong derivatives position and improving capital efficiency are allowing us to continue to bring forward the inherent net asset value associated with this world class asset during a period of low commodity prices. The Company plans to continue to prudently and economically execute the active development of the Spraberry/Wolfcamp through 2017 in the event a ‘lower-for-longer’ commodity price scenario unfolds. Conversely, Pioneer has the financial flexibility to increase the pace of development sooner if the commodity price environment improves.”

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation and refining facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility and derivative contracts and the purchasers of Pioneer’s oil, natural gas liquid and gas production, uncertainties about estimates of reserves and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, the risks associated with the ownership and operation of the Company’s industrial sand mining and oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2014, subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

“Drillbit finding and development cost per BOE,” or “drillbit F&D cost per BOE,” means the summation of exploration and development costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to discoveries and extensions (excludes purchases of minerals-in-place) and revisions of previous estimates. Revisions of previous estimates exclude price revisions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

“Drillbit reserve replacement” is the summation of annual proved reserves, on a BOE basis, attributable to discoveries and extensions (excludes purchases of minerals-in-place) and revisions of previous estimates divided by annual production of oil, NGLs and gas, on a BOE basis. Revisions of previous estimates exclude price revisions.

Cautionary Note to Investors —The SEC prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “estimated ultimate recovery,” “EUR,” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC’s guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer.

Pioneer Natural Resources Contacts:

Investors

Frank Hopkins – 972-969-4065

Michael Bandy – 972-969-4513

Media and Public Affairs

Tadd Owens – 972-969-5760

Robert Bobo – 972-969-4020